SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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IXYS Corporation

(Name of Registrant as Specified In Its Charter)

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IXYS CORPORATION

3540 Bassett Street
Santa Clara, CA 95054-2704

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 15, 2002

To the Stockholders of IXYS Corporation:

      Notice is hereby given that the Annual Meeting of Stockholders of IXYS Corporation, a Delaware corporation (the “Company”), will be held on Friday, November 15, 2002 at 10:00 a.m. local time at The Embassy Suites Hotel, 2885 Lakeside Drive, Santa Clara, California 95054 for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected;

2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending March 31, 2003; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on October 15, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

ARNOLD P. AGBAYANI
Secretary

Santa Clara, California

October 28, 2002

      All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

IXYS CORPORATION

3540 Bassett Street
Santa Clara, CA 95054-2704

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
November 15, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of IXYS Corporation, a Delaware corporation (“IXYS” or the “Company”), for use at the Annual Meeting of Stockholders to be held on November 15, 2002, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Embassy Suites Hotel, 2885 Lakeside Drive, Santa Clara, California 95054. The Company intends to mail this proxy statement and accompanying proxy card on or about October 28, 2002 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, electronic mail or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Only holders of record of Common Stock at the close of business on October 15, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on October 15, 2002 the Company had outstanding and entitled to vote 31,833,692 shares of Common Stock.

      Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares of stock entitled to vote are represented by votes at the meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes (a “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards a quorum and will be counted towards the vote total for each proposal, with an abstention having the same effect as “Against” votes. Broker non-votes will be counted towards a quorum but will have no effect and will not be counted towards the vote total for any proposal.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 3540 Bassett Street, Santa Clara, California 95054-2704, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2003 Annual Meeting of Stockholders is June 17, 2003. Stockholder proposals should be submitted to Arnold P. Agbayani, Secretary, IXYS Corporation, 3540 Bassett Street, Santa Clara, CA 95054-2704. Stockholders wishing to submit a proposal that is not to be included in next year’s proxy materials must submit the proposal between July 18, 2003 and August 17, 2003. Stockholders are also advised to review the Company’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

      There are six nominees for the six Board positions to be authorized pursuant to the Company’s Bylaws at the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, and has been elected by the stockholders.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

The Board of Directors Recommends a Vote in Favor of Each Named Nominee.

Nominees

      The names of the nominees and certain information about them are set forth below:

		Principal Occupation/
Name	Age	Position Held With the Company

Nathan Zommer	54	Chairman of the Board, President and Chief Executive Officer
Arnold P. Agbayani	57	Senior Vice President, Finance, Chief Financial Officer, Secretary and Director
Donald L. Feucht	69	Director
Andreas Hartmann	58	Director
Samuel Kory	59	Director
S. Joon Lee	63	Director

      Nathan Zommer. Dr. Zommer, our founder, has served as a Director since IXYS’ inception in 1983, and has served as Chairman of the Board, President and Chief Executive Officer since March 1993. From 1984 to 1993, Dr. Zommer served as our Executive Vice President. Prior to founding IXYS, Dr. Zommer served in a variety of positions with Intersil, Hewlett Packard and General Electric, including as a scientist in the Hewlett Packard Laboratories and Director of the Power MOS Division for Intersil/ General Electric. Dr. Zommer received his B.S. and M.S. degrees in Physical Chemistry from Tel Aviv University and a Ph.D. in Electrical Engineering from Carnegie Mellon University.

      Arnold P. Agbayani. Mr. Agbayani has served as our Senior Vice President, Finance, Chief Financial Officer, Secretary and Director since 1993. From 1989 to 1993, he served as our Controller. Prior to joining IXYS, Mr. Agbayani held various financial positions with National Semiconductor, Fairchild Camera and Instruments, ATARI and Frito-Lay. Mr. Agbayani received his B.S. in Finance and an M.B.A. from Roosevelt University of Chicago.

      Donald L. Feucht. Dr. Feucht has served as Director since July 2000. From 1992 until his retirement in 1998, Dr. Feucht served as Vice President for Operations for Associated Western Universities. He was employed as a Program Management Specialist for EG&G Rocky Flats, Inc. from 1990 until 1992. Prior to 1990, Dr. Feucht served in several positions with the National Renewable Energy Laboratory (“NREL”), including Deputy Director. Prior to joining NREL, he served as Professor of Electrical Engineering and Associate Dean at Carnegie-Mellon University. Dr. Feucht received his B.S. degree in Electrical Engineering from Valparaiso University and his M.S. and Ph.D. degrees in Electrical Engineering from Carnegie Mellon University.

      Andreas Hartmann. Mr. Hartmann has served as a Director since November 1998. Since 1990, he has served as Assistant General Counsel and Vice President of Asea Brown Boveri Atkiengesellschaft (“ABB AG”), a wholly-owned subsidiary of ABB Ltd. (“ABB”). Mr. Hartmann received his degree in law from Erlangen Nurnberg University in 1970 and his degree in Law from the Ministry of Justice of the State of Bavaria in 1973.

      Samuel Kory. Mr. Kory has served as a Director since November 1999. In 1988, he founded Samuel Kory Associates, a management consulting firm. Since founding the firm, Mr. Kory has served as the firm’s sole proprietor and principal as well as a consultant for the firm. Mr. Kory received his B.S.M.E. from Pennsylvania State University in 1965.

      S. Joon Lee. Dr. Lee has served as a Director since July 2000. Since 1990, Dr. Lee has served as President of Omni Electronics. From 1983 to 1990, he served as President of Samsung Semiconductor Inc. Dr. Lee received his B.S., M.S. and Ph.D. degrees in Electrical Engineering from the University of Minnesota.

Board Committees and Meetings

      During the fiscal year ended March 31, 2002 the Board of Directors held seven meetings and acted by unanimous written consent two times. The Board has an Audit Committee and a Compensation Committee.

      The Audit Committee recommends the Company’s independent auditors; reviews the engagement of the independent auditors; has familiarity with the accounting and reporting principles and practices applied by the Company in preparing its financial statements; evaluates, together with the Board, the performance of the independent auditors; receives written statements from the independent auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1; discusses with the independent auditors the results of the annual audit; reviews with management and the independent auditors the Company’s financial statements to be included in the Company’s Annual Report on Form 10-K; assists and interacts with the independent auditors; evaluates the cooperation received by the independent auditors during their audit examination; consults with the independent auditors and discusses with Company management the scope and quality of internal accounting and financial reporting controls in effect; confers with the independent auditors and senior management in separate executive sessions; investigates any matter brought to the attention of the Committee within the scope of its duties; prepares the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement; reviews and assesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval; undertakes the performance required or appropriate under the Sarbanes-Oxley Act of 2002 and related regulations; and performs such other functions and has such power as may be necessary or convenient in the efficient and lawful discharge of the foregoing. The Audit Committee is comprised of three non-employee directors: Messrs. Feucht, Kory and Lee. It met three times during the fiscal year ended March 31, 2002 and acted by unanimous written consent one time. All members of the Company’s Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). The Audit Committee has adopted a written Audit Committee Charter which was attached as Appendix A to the Proxy Statement for the Company’s 2001 Annual Meeting of Stockholders.

      The Compensation Committee administers the Company’s stock option and stock purchase plans; grants options under the Company’s stock option plans; recommends to the Board the compensation levels for directors, officers, employees and consultants of the Company; recommends to the Board the type of compensation to be paid to the directors, officers, employees and consultants of the Company; reviews on a periodic basis the operation of the Company’s executive compensation programs; performs such other functions and has such other powers as may be necessary or convenient in the efficient discharge of the foregoing; and reports to the Board. The Compensation Committee is comprised of three non-employee directors: Messrs. Feucht, Hartmann and Kory. It met two times during the fiscal year ended March 31, 2002.

      During the fiscal year ended March 31, 2002, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Report of the Audit Committee of the Board of Directors1

      The Audit Committee oversees the financial reporting process of the Company on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and discussed the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters that the Audit Committee received in the written disclosures from the independent auditors as required by the Independence Standards Board.

      The Audit Committee has received the written disclosures and the letter from our independent auditors, PricewaterhouseCoopers LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with PricewaterhouseCoopers LLP the issue of its independence from the Company.

      The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee held three meetings during fiscal year 2002 and acted by unanimous written consent one time.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2002 for filing with the Securities and Exchange Commission.

      1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

Respectfully submitted on October 21, 2002 by the members of the Audit Committee of the Board:

Donald Feucht
Samuel Kory
S. Joon Lee

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending March 31, 2003 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since its inception in 1983. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

      Audit Fees. During the fiscal year ended March 31, 2002, the aggregate fees billed by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for such fiscal year and for the review of the Company’s interim financial statements for such fiscal year was $167,500.

      Financial Information Systems Design and Implementation Fees. During the fiscal year ended March 31, 2002, PricewaterhouseCoopers LLP did not bill the Company for any information technology consulting.

      All Other Fees. During the fiscal year ended March 31, 2002, the aggregate fees billed by PricewaterhouseCoopers LLP for professional services other than audit and information technology consulting was $829,000.

      The Audit Committee has determined that the rendering of the non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditor’s independence.

The Board of Directors Recommends a Vote in Favor of Proposal 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table presents, as of October 10, 2002, certain information known to the Company regarding the beneficial ownership of its Common Stock by:

•	each person who is known by the Company to be the beneficial owner of more than five percent of its outstanding shares of Common Stock;

•	each of the directors of the Company;

•	the President and Chief Executive Officer of the Company and each of its other executive officers at March 31, 2002 (the “Named Executive Officers”); and

•	directors and executive officers as a group.

      The percentage of beneficial ownership for the following table is based on 31,833,692 shares of IXYS Common Stock outstanding as of October 10, 2002. Unless otherwise indicated, the address for each listed stockholder is: c/o IXYS Corporation, 3540 Bassett Street, Santa Clara, California 95054. To the Company’s knowledge, except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

	Number of	Percentage
Beneficial Owner	Shares	Ownership

Nathan Zommer(1)	7,368,384	22.7%
Arnold P. Agbayani(2)	669,422	2.1%
Peter H. Ingram(3)	537,380	1.7%
Kevin McDonough(4)	186,570	*
Donald L. Feucht(5)	22,500	*
Andreas Hartmann(6)	—	—
Samuel Kory(7)	27,600	*
S. Joon Lee(8)	22,500	*
Larry L. Mihalchik(9)	63,888	*
ABB(10)	6,068,281	19.1%
Affolternstrasse 44, P.O. Box 8131
CH-8050, Zurich, Switzerland
All directors and executive officers as a group (9 persons)(11)	8,898,244	26.9%

*	Represents less than 1%.

(1)	Includes an aggregate of 12,700 shares held in trusts for Dr. Zommer’s children and 667,626 shares Dr. Zommer has the right to acquire pursuant to options exercisable within 60 days of October 10, 2002.

(2)	Includes 145,676 shares Mr. Agbayani has the right to acquire pursuant to options exercisable within 60 days of October 10, 2002.

(3)	Includes 170,226 shares Mr. Ingram has the right to acquire pursuant to options exercisable within 60 days of October 10, 2002.

(4)	Includes 183,600 shares Mr. McDonough has the right to acquire pursuant to options exercisable within 60 days of October 10, 2002.

(5)	Consists of shares Dr. Feucht has the right to acquire pursuant to options exercisable within 60 days of October 10, 2002.

(6)	Mr. Hartmann is a Vice President of ABB AG. Mr. Hartmann disclaims beneficial ownership of the ABB shares and does not have voting or investment power with respect to the ABB shares.

(7)	Includes 19,350 shares Mr. Kory has the right to acquire pursuant to options exercisable within 60 days of October 10, 2002.

(8)	Consists of shares Dr. Lee has the right to acquire pursuant to options exercisable within 60 days of October 10, 2002.

(9)	Mr. Mihalchik is currently a director of the Company, but will not stand for election to the Board at the Annual Meeting and will not continue in office after the Annual Meeting. Consists of shares Mr. Mihalchik has the right to acquire pursuant to options exercisable within 60 days of October 10, 2002.

(10)	Based solely on the information contained in ABB’s amended Schedule 13D filed with the Securities and Exchange Commission on October 17, 2002. Consists of shares owned by ABB AG, a wholly-owned subsidiary of ABB. Mr. Hartmann is a Vice President of ABB AG. Mr. Hartmann disclaims beneficial ownership of the ABB shares and does not have voting or investment power with respect to the ABB shares.

(11)	See footnotes 1 through 9 above.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of the Company’s equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended March 31, 2002, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent beneficial owners were complied with, except that (i) Messrs. Zommer, Agbayani, Ingram, McDonough, Feucht, Kory and Lee each did not file on a timely basis a Form 5 reporting, in the case of Messrs. Zommer, Agbayani, Ingram and McDonough, a single grant of options to purchase shares of the Company’s Common Stock, in the case of Messrs. Feucht, Kory and Lee, two grants of options to purchase shares of the Company’s Common Stock and (ii) ABB did not file Forms 4 or a timely Form 5 reporting two sales of the Company’s Common Stock by its wholly-owned subsidiaries. Messrs. Zommer, Agbayani, Ingram, McDonough, Feucht, Kory and Lee and ABB each have filed the required Form 5 prior to the date of this Proxy Statement.

EXECUTIVE COMPENSATION

Compensation of Directors

      Each of the Company’s non-employee directors except for Mr. Hartmann receives an annual retainer of $10,000 as well as $1,000 for each meeting of the Board he attends and $600 for each committee meeting he attends. In the fiscal year ended March 31, 2002, the total compensation paid to non-employee directors was $70,000. Additionally, each non-employee director except for Mr. Hartmann is reimbursed for certain expenses in connection with attendance at Board and committee meetings, and each director except for Mr. Hartmann is reimbursed for expenses incurred in preparing his personal income tax returns and estate planning matters. Mr. Hartmann serves on the Board in accord with a consulting agreement between ABB and the Company and does not receive compensation from the Company for his service.

      The IXYS 1999 Non-Employee Directors’ Equity Incentive Plan the (“Directors’ Plan”), effective during fiscal year 2002, provides for the grant of options to non-employee directors pursuant to a discretionary grant mechanism administered by the Board. These options vest over a period of time, to be determined in each case by the Board, so long as the optionee remains a non-employee director. Each non-employee director currently receives an option to acquire 30,000 shares upon becoming a member of IXYS’ Board, with the exception of Mr. Hartmann, who serves without compensation, as described above. Prior to July 29, 2002, each director could receive a loan from the Company for up to $100,000, payable in three years from the date of issuance, for use in exercising his options or paying taxes in connection with such exercise of options.

      During the last fiscal year, the Company granted options covering 60,000 shares to each of Messrs. Feucht and Lee, at a weighted average exercise price per share of $8.08 and granted options covering 36,000 shares to Mr. Kory, at a weighted average exercise price per share of $9.07. Each option had an exercise price equal to the fair market value of such Common Stock on the date of grant (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of October 10, 2002, options had been exercised under the Directors’ Plan to purchase 8,250 shares of Common Stock.

Compensation of Executive Officers

      The following table presents a summary of the compensation paid by IXYS with respect to services provided during the fiscal years ended March 31, 2002, March 31, 2001 and March 31, 2000 to the Named Executive Officers. This compensation table excludes other compensation in the form of perquisites and other personal benefits to an executive officer where that compensation constituted less than 10% of his or her total annual salary and bonus in the fiscal year.

Summary Compensation Table

					Other Annual	Securities
					Compensation	Underlying	All Other
Name and Principal Position	Year	Salary($)		Bonus($)(1)	($)(2)	Options(#)	Compensation($)

Nathan Zommer	2002	315,962		114,000	15,136	160,000	30,615	(3)
President and Chief	2001	285,000		214,000	16,038	20,000	2,100
Executive Officer	2000	375,420	(4)	124,300	15,605	240,000	2,110
Arnold P. Agbayani	2002	176,154		48,000	15,630	95,000	19,417	(5)
Senior Vice President,	2001	160,000		118,000	15,583	10,000	4,330
Finance, and Chief Financial	2000	189,190	(4)	48,000	12,693	20,000	2,830
Officer
Peter H. Ingram	2002	159,253		34,502	4,444	10,000	—
President, European	2001	161,466		22,240	4,560	—	—
Operations	2000	154,578		19,294	1,752	90,000	—
Kevin McDonough	2002	146,454		—	7,200	50,000	7,893	(6)
President, U.S. Operations	2001	127,000		15,000	7,200	—	—
	2000	120,346		3,000	—	120,000	—

(1)	Represents annual bonus earned for performance in the specified fiscal year.

(2)	Represents car allowance.

(3)	Includes $2,110 premiums paid for group term life insurance, $17,532 for tax equalization and 401(k) matching contributions of $10,973.

(4)	Includes retroactive payments made during fiscal year 2000 attributable to base salary increases in fiscal year 1999.

(5)	Includes $2,830 premiums paid for group term life insurance, $1,000 for tax planning and preparation paid by IXYS and $15,587 for tax equalization.

(6)	Includes 401(k) matching contributions of $7,893.

Option Grants in Last Fiscal Year

      The following table presents information for the fiscal year ended March 31, 2002 with respect to grants of stock options to the Named Executive Officers:

		Percent of			Potential Realizable Value
	Number of	Total			at Assumed Annual Rates
	Securities	Options			of Stock Price Appreciation
	Underlying	Granted in	Exercise		for Term(3)
	Options	Fiscal	Price Per	Expiration
Name	Granted(1)	Year(2)	Share($)	Date	5%	10%

Nathan Zommer	160,000	23	7.26	11-15-11	$731,808	$1,846,944
President and Chief Executive Officer
Arnold P. Agbayani	95,000	14	6.60	11-15-11	395,010	996,930
Senior Vice President, Finance, and Chief Financial Officer
Peter H. Ingram	10,000	2	6.60	11-15-11	41,580	104,940
President, European Operations
Kevin McDonough	50,000	7	6.60	11-15-11	207,900	524,700
President, U.S. Operations

(1)	Options granted to each individual were granted pursuant to the IXYS 1999 Equity Incentive Plan and are subject to the terms of such plan. Exercise prices for these options are equal to the closing price of IXYS’ Common Stock on the Nasdaq National Market on the date of grant, except Dr. Zommer’s options were priced 10% above such closing price.

(2)	Based on an aggregate of 682,800 options granted to employees and consultants of IXYS in fiscal year 2002, including the Named Executive Officers.

(3)	The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent IXYS’ estimate or projection of the future price of its Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Last Fiscal Year-End Option Values

      The following table presents information for the fiscal year ended March 31, 2002 regarding options exercised by and held at fiscal year end by the Named Executive Officers:

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Number of		Options at		In-the-Money Options at
	Shares	Value	March 31, 2002(#)		March 31, 2002($)(2)
	Acquired	Realized
Name	on Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Nathan Zommer	5,090	94,941	535,606	340,520	4,778,954	2,403,135
President and Chief Executive Officer
Arnold P. Agbayani	—	—	117,466	115,960	1,050,961	687,077
Senior Vice President, Finance and Chief Financial Officer
Peter H. Ingram	14,250	72,805	128,346	101,880	1,108,858	832,867
President, European Operations
Kevin McDonough	—	—	128,880	169,720	1,120,997	1,260,124
President, U.S. Operations

(1)	The value realized is based on the fair market value of the Company’s Common Stock on the date of exercise minus the exercise price.

(2)	The valuations are based on the fair market value of the Company’s Common Stock on March 31, 2002 of $11.69 minus the exercise price of the options.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

      IXYS entered into an employment agreement, dated as of January 1, 1995, with Nathan Zommer, its Chief Executive Officer. The agreement provides for, among other things, salaries, bonuses and car allowances as determined by the Board. Under the terms of the agreement, IXYS agrees to maintain term life insurance in the amount of $1,000,000. In addition, the agreement provides that if IXYS terminates Dr. Zommer’s employment without cause, Dr. Zommer shall be entitled to receive as severance his monthly salary, incremented one month per year of service to IXYS, to a maximum of twelve months. The agreement also provides Dr. Zommer with a paid annual physical exam and the limited services of a financial advisor.

      Dr. Zommer’s employment agreement was amended on July 1, 1998 to extend its term to January 31, 2004. In the amended agreement, Dr. Zommer’s annual bonus is 40% of his base salary, which was increased to $285,000. In addition, he is eligible for an incentive bonus of three times his base annual salary in the event of certain transactions significantly affecting IXYS, including a reorganization, consolidation, merger or sale of IXYS’ stock or assets. If his employment terminates within a year after a change of control event, Dr. Zommer is entitled to receive severance equal to three times his average annual compensation, continued benefits for 18 months and accelerated vesting of all option shares. Effective January 1, 2002, Dr. Zommer’s base salary was increased to $400,000 per year.

      IXYS entered into an employment agreement, dated as of January 1, 1995, with Arnold P. Agbayani, its Chief Financial Officer. The agreement provides for, among other things, salaries, bonuses and car allowances as determined by the Board. Under the terms of the agreement, IXYS agrees to maintain term life insurance in the amount of $1,000,000. In addition, the agreement provides that if IXYS terminates Mr. Agbayani’s employment without cause, Mr. Agbayani shall be entitled to receive as severance his monthly salary, incremented one month per year of service to IXYS, to a maximum of twelve months. The agreement also provides Mr. Agbayani with a paid annual physical exam and the limited services of a financial advisor.

      Mr. Agbayani’s employment agreement was amended on July 1, 1998 to extend its term to January 31, 2004. In the amended agreement, Mr. Agbayani’s annual bonus is 30% of his base salary, which was increased to $160,000. In addition, he is eligible for an incentive bonus of three times his annual base salary in the event of certain transactions significantly affecting IXYS, including a reorganization, consolidation, merger or sale of IXYS’ stock or assets. If his employment terminates within a year after a change of control event, Mr. Agbayani is entitled to receive severance equal to three times his average annual compensation, continued benefits for 18 months and accelerated vesting of all option shares. Effective January 1, 2002, Mr. Agbayani’s base salary was increased to $220,000 per year.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION2

      The Compensation Committee is currently comprised of three non-employee directors: Messrs. Feucht, Kory and Hartmann. The Committee is responsible for setting and administering the policies that govern annual executive salaries, bonuses (if any) and stock ownership programs.

Compensation Philosophy

      The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract and retain the highest quality executive officers and other key employees, reward them for the Company’s progress and motivate them to enhance long-term stockholder value. Key elements of this philosophy are as follows:

•	The Company pays competitively with comparable semiconductor companies, both inside and outside the power semiconductor industry, with which the Company competes for talent. The Company compares its pay practices with these companies and sets its pay parameters based on this review.

•	The Company maintains incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	The Company provides equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

      Compensation Study. During fiscal 2002, the Compensation Committee engaged an independent executive compensation consulting firm to conduct a study of the compensation of executive officers at comparable semiconductor companies. In preparing its study, the consulting firm considered the compensation at 17 semiconductor companies that were either part of the power semiconductor industry or of a comparable size. The compensation of Dr. Zommer and Mr. Agbayani was set in light of the recommendations of the study and the determination of the Compensation Committee that compensation should be set at about the 75th percentile, relative to that of officers of comparable semiconductor companies.

      Base Salary. The Committee annually reviews Dr. Zommer’s and Mr. Agbayani’s base salary; the remaining executive officers’ salaries are reviewed by the Chief Executive Officer. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. Base salaries for executive officers as a whole were increased by 9.0% in fiscal year 2002 compared to fiscal year 2001. The increases were due to the need to remain within the range of competitive salaries for comparable companies.

      Cash Bonus. The Company pays cash bonuses to executive officers based on their performance in accordance with personal objectives set for each executive officer with respect to the fiscal year. While the

      2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

objectives vary based on the officer’s area of responsibility, they are established with the goal of incentivizing performance consistent with the overall corporate goals of promoting revenue growth and profitability. Notwithstanding the foregoing, the amount and criteria for Dr. Zommer’s and Mr. Agbayani’s cash bonuses are set forth in their respective employment agreements.

      Long-Term Incentives. The Company’s long-term incentive program consists of the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. Previously, the Company also issued shares to certain executives and key employees of the Company under the 1994 Stock Option Plan. Stock option grants generally vest over four years at the rate of one-fortieth of the grant per month, following a nine month hiatus from the date of grant. Grants are made at least 100% of fair market value on the date of grant. The Company believes that the vesting provides a strong incentive for employees to remain with the Company. Through option grants, executives and employees receive equity incentives to build long-term stockholder value. Executives receive value from these grants only if the Company’s Common Stock appreciates over the long-term. The size of the option grants is determined at the discretion of the Board of Directors. The Board awarded grants in order to provide significant links between executive compensation and stockholder interests.

Corporate Performance and Chief Executive Officer Compensation

      As a result of the recommendations of the executive compensation study conducted during fiscal year 2002, Dr. Zommer’s base salary as President and Chief Executive Officer was increased to $400,000 from $285,000, effective January 1, 2002. The salary increase was intended to bring Dr. Zommer’s salary to a level similar to that of chief executive officers of comparable semiconductor companies. The bonus Dr. Zommer received during fiscal year 2002 was $114,000. Dr. Zommer’s fiscal year 2002 cash bonus was paid pursuant to his amended employment agreement described in this Proxy Statement under the caption “Employment, Severance and Change of Control Agreements.” The bonus was calculated on his salary rate prior to the January 1, 2002 increase. In fiscal year 2002, Dr. Zommer received an additional stock option grant for 160,000 shares of Common Stock. The Company believes that the amount of the option grant was consistent with competitive practices. The option was granted as an incentive for future performance, in light of the fact that most of Dr. Zommer’s current equity incentives are fully vested.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

      Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

      The Compensation Committee believes that options granted under the 1999 Equity Incentive Plan qualify as performance-based compensation under Section 162(m) of the Code and that at the present time it is unlikely that the cash compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million.

Conclusion

      Through the plans described above, a significant portion of the Company’s executive compensation program, including Dr. Zommer’s compensation, is contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company’s business may result in highly variable compensation for a particular time period.

Respectfully submitted on October 21, 2002 by the members of the Compensation Committee of the Board of Directors:

Donald Feucht
Samuel Kory
Andreas Hartmann

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee for the fiscal year ended March 31, 2002 were Messrs. Feucht, Kory and Hartmann. Mr. Kory is not currently an officer or employee of the Company or any of its subsidiaries, but was, during the early 1980s, a Vice President of a predecessor of the Company. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and board members who serve as executive officers of such entities.

PERFORMANCE MEASUREMENT COMPARISON3

      The following graph shows the total stockholder return of an investment of $100 in cash for the period from March 31, 1997 through March 31, 2002 for (i) the Company’s Common Stock, (ii) the NASDAQ National Market and (iii) the Standards & Poor’s Electronics (Semiconductor) Index. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year. Historical stock price performance should not be relied upon as indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG IXYS CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S&P SEMICONDUCTORS INDEX

*	$100 invested on 3/31/97 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

      In September 1998, Paradigm Technology, Inc. and IXYS merged, creating the combined company IXYS Corporation. Prior to September 1998, the Company traded under the symbol “PRDM” as Paradigm Technology, Inc.

      3 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

CERTAIN TRANSACTIONS

      Indebtedness. On September 14, 1995, the Board authorized stock grants, made pursuant to certain stock purchase agreements, to Dr. Zommer and Mr. Agbayani. In connection with these stock grants, an aggregate of 6,750,344 shares of Common Stock were granted to these individuals. The shares were paid for with recourse promissory notes in a principal amount of $707,239 for Dr. Zommer and $51,332 for Mr. Agbayani, and are currently fully vested. The note terms provide that between September 15, 2003 and September 15, 2005, quarterly installments of principal and accrued interest are due, and all principal of the notes, plus accrued interest, is due and payable September 15, 2005. The notes bear interest at a rate of 6.25% per annum compounded annually. In the event that either Dr. Zommer or Mr. Agbayani sells shares of IXYS common stock currently held by him, a mandatory prepayment in an amount equal to 30.0% of the net sale proceeds is due from him. In the event of termination of employment, any unpaid principal and interest become due and payable. In the event of a change of control, as defined in the notes, the notes mature within 12 months, provided the change in control occurs before September 15, 2004.

      Business Relationships with Principal Stockholders. ABB is a principal stockholder of IXYS. In fiscal year 2002, IXYS generated revenues of $777,000 from sales of products to ABB and to ABB’s affiliates for use as components in their products.

      Indemnification Agreements of Directors and Executive Officers. IXYS has entered into indemnity agreements with its executive officers and directors containing provisions that may require IXYS, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as officers or directors.

      Interests of Mr. Mihalchik. The Company paid Mr. Mihalchik, a director of the Company who will not stand for election to the Board at the Annual Meeting, $279,500 upon completion of the acquisition of Clare, Inc. as consideration for his agreement not to compete with the business of the combined organization for three years following the termination of his employment with the combined organization. In addition, pursuant to his employment agreement with Clare, Inc., Mr. Mihalchik received $946,430 upon consummation of the acquisition of Clare, Inc. by IXYS.

HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker that the broker will be “householding” communications to the stockholders’ address, “householding” will continue until the stockholders are notified otherwise or until the stockholders revoke their consent. If, at any time, stockholders no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, they should notify their broker and direct their written request to Arnold P. Agbayani, Secretary, IXYS Corporation, 3540 Bassett Street, Santa Clara, CA 95054-2704. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

ARNOLD P. AGBAYANI
Secretary

October 28, 2002

      A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, as amended, for the fiscal year ended March 31, 2002 is available without charge upon written request to: Corporate Secretary, IXYS Corporation, 3540 Bassett Street, Santa Clara, CA 95054-2704.

PROXY

IXYS CORPORATION

3540 BASSETT STREET
SANTA CLARA, CALIFORNIA 95054

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 15, 2002

     The undersigned hereby appoints Nathan Zommer and Arnold P. Agbayani or either of them, and each with the power of substitution, and hereby authorizes them to represent and to vote all shares of common stock of IXYS Corporation (the “Company”) held of record by the undersigned on October 15, 2002 at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time) on November 15, 2002 at The Embassy Suites Hotel, 2885 Lakeside Drive, Santa Clara, California 95054 and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

     PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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Dear Stockholder:

     Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return it using the enclosed envelope. Thank you for your prompt consideration of these matters.

                         Sincerely,

                         IXYS Corporation

Please mark your votes as indicated in this example [X]

1. To elect directors to hold office until the next Annual Meeting of Stockholders	☐ FOR all nominees listed (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees listed

01 Nominees:
02 Nathan Zommer 03 Arnold P. Agbayani 04 S. Joon Lee	05 Andreas Hartmann 06 Samuel Kory 07 Donald Feucht

To withhold authority to vote for any individual nominee, write such nominee(s)’ name(s) below.

Management Recommends a Vote for the Nominees for Director Listed Above.

2. To approve the Appointment of PricewaterhouseCoopers LLP as Independent Auditors of the Company for its Fiscal Year Ending March 31, 2003.	☐ FOR	☐ AGAINST	☐ ABSTAIN

Management Recommends a Vote for Proposal Number 2.

Signature:	Date:

Signature:	Date:

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians, attorneys-in-fact or other fiduciaries should give full title as such. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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